                                                                    EXHIBIT 10.7

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT, dated as of December 21, 1992 (the "Loan Agreement"), is by and between

         APPLIED ANALYTICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business in Wilmington, North Carolina (the "Borrower"); and

         NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association organized and existing under the laws of the United States and having offices in Wilmington, North Carolina (the "Bank").

                                    RECITALS

         A. The Borrower has requested that the Bank provide credit facilities of up to $8,100,000.00 for the purposes described herein.

         B. The Bank has agreed to provide the requested credit facilities to the Borrower on the terms and conditions hereinafter set forth.

         C. The Borrower may also request additional credit facilities from the Bank subsequent to the date hereof. If extended, the Borrower and the Bank agree that such additional credit facilities shall be governed by the terms of this Loan Agreement.

         NOW, THEREFORE, the Borrower and the Bank agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1     For the purposes hereof:

                 "Additional Loan" means any Loan made pursuant to Section 6.1 hereof;

                 "Additional Note" means any promissory note of the Borrower executed and delivered as provided in Section 6.1 hereof;

                 "Aircraft Loan" means the Loan made pursuant to Section 5.1 hereof;

                 "Aircraft Note" means the promissory note of the Borrower executed and delivered as provided in Section 5.2 hereof;

                 "Aircraft Security Agreement" means that certain security agreement to be executed by the Borrower and the Bank on the date of the making of the Aircraft Loan pursuant to which the Borrower grants the Bank a security interest on the aircraft to be financed with the proceeds of the Aircraft Loan for purposes of securing the Borrower's obligation to repay the Loans;

                 "Autoborrowing Documentation" shall have the meaning given to such term in Section 2.5 hereof;

                 "Autoborrowing Loans" shall have the meaning given to such term in Section 2.5 hereof;

                 "Autoborrowing Note" shall have the meaning given to such term in Section 2.5 hereof;

                 "Borrowing Base" means eighty percent (80%) of the Receivables Base;

                 "Business Day" means any day not a Saturday, Sunday or legal holiday on which the Bank is open for business in Wilmington, North Carolina;

                 "Capital Base" means the sum of Tangible Net Worth and Subordinated Debt;

                 "Capital Expenditures Loan" means a Loan made pursuant to
         Section 4.1 hereof;

                 "Capital Expenditures Note" means the promissory note of the Borrower executed and delivered as provided in Section 4.2 hereof;

                 "Capital Expenditures Loan Committed Amount" means the maximum principal amount of Capital Expenditures Loans permitted to be outstanding under Section4.1;

                 "Capital Expenditures Loan Maturity Date" means May 31, 1994;

                 "Cash Flow" means, for the twelve (12) month period ending on the date of computation: net income of the Borrower (i) plus depreciation, amortization and other non-cash charges, (ii) minus an amount equal to unfinanced capital expenditures and (iii) minus dividends declared or paid or redemptions of stock or other distributions of cash or property to shareholders of the Borrower;

                 "Closing Date" means the date as of which this Loan Agreement is executed by the Borrower and the Bank;

                 "Commitment" means the commitment by the Bank to make Loans to the Borrower hereunder;

                 "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles, means that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the most recent preceding period;

                 "Coverage Ratio" means as of any date of computation, the ratio of Cash Flow to Debt Service;





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                 "Current Assets" means all items which, in accordance with
         Generally Accepted Accounting Principles, would be classified as current assets on a balance sheet of the Borrower;

                 "Current Liabilities" means all items which, in accordance with Generally Accepted Accounting Principles, would be classified as current liabilities on a balance sheet of the Borrower;

                 "Current Ratio" means the ratio of Current Assets to Current Liabilities;

                 "Debt Service" means the sum of (i) current maturities of Long Term Debt for the twelve month period beginning on the computation date, (ii) 1/8th of the average outstanding principal balance of the Revolving Loans for the twelve month period ending on the computation date, (iii) 1/5th of the outstanding balance of the Capital Expenditures Loans on the computation date and (iv) proposed payments of Subordinated Debt for the twelve month period beginning on the computation date;

                 "Deed of Trust" means the deed of trust dated as of the Closing Date executed by the Borrower for the benefit of the Bank (i) granting the Bank a first lien on the Borrower's CSD building, daycare building and Kerr Avenue building and (ii) granting the Bank a second lien on the Borrower's AAI building and Hall Street buildings;

                 "Event of Default" shall have the meaning given to said term in Section 11.1 hereof;

                 "Excess Cash Flow" means as of any date of computation, the amount by which Cash Flow exceeds Debt Service;

                 "Financing Statements" means the UCC-1 financing statements to be filed in order to perfect the Bank's security interests in certain personal property and fixtures as more particularly described therein;

                 "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended;

                 "Guarantors" means Frederick D. Sancilio and James L. Waters;

                 "Guaranty Agreement" means the guaranty agreement executed by the Guarantors in favor of the Bank pursuant to which the Guarantors guarantee the repayment of the Loans;

                 "Loan" or "Loans" means the loans made pursuant to Sections 2.1, 3.1, 4.1, 5.1 and 6.1 hereof;

                 "Loan Documents" means this Loan Agreement, the Notes, the Deed of Trust, the Security Agreement, the Aircraft Security Agreement and the Financing Statements;





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                 "Long Term Debt" means all indebtedness for borrowed money of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as long term debt, but including in any event the current portions of such long term debt and leases required to be capitalized in accordance with Generally Accepted Accounting Principles, but excluding in any event Subordinated Debt;


                 "Note" or "Notes" means the promissory notes of the Borrower, executed, and delivered as provided in Sections 2.2, 3.2, 4.2, 5.2 and
         6.1 hereof;

                 "Person" means an individual, a corporation, a partnership, a joint venture, an association, a joint stock company, a trust, an unincorporated organization or a government or any agency or political subdivision thereof;

                 "Prime Rate" means the rate of interest publicly announced by the Bank in Charlotte, North Carolina from time to time as its "prime rate." The Prime Rate is not necessarily the best or lowest rate of interest offered by the Bank;

                 "Receivables Base" means an amount equal to the aggregate book value of all billed receivables of the Borrower from the sale of inventory or the rendering of services (excluding in any case intercompany receivables owed by any Subsidiary or Affiliate) which are no more than 90 days after the invoice date; provided, that in no event shall any receivable be included in the Receivable Base unless such receivable is free and clear of all liens and encumbrances, except liens and encumbrances permitted hereunder;

                 "Revolving Loan" means a Loan made pursuant to Section 2.1 hereof;

                 "Revolving Note" means the promissory note of the Borrower executed and delivered as provided in Section 2.2 hereof;

                 "Revolving Loan Committed Amount" means the maximum principal amount of Revolving Loans permitted to be outstanding under Section 2.1;

                 "Revolving Loan Maturity Date" means May 31, 1994;

                 "Security Agreement" means that security agreement dated as of the Closing Date by and between the Borrower and the Bank whereby the Borrower grants the Bank (i) a first priority security interest in the Borrower's now owned or hereafter acquired accounts receivable and inventory and (ii) grants the Bank a first priority security interest in the Borrower's now owned or hereafter acquired machinery, equipment, leasehold improvements, furniture, office furnishings, vehicles and fixtures;

                 "Subordinated debt" means indebtedness of the Borrower subordinated to the obligations of the Borrower to the Bank on such terms and conditions as accepted in writing by the Bank;

                 "Subsidiary" means any corporation more than 50% of the outstanding voting stock of which at the time is owned directly or indirectly by the Borrower and/or by one of more Subsidiaries;





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                 "Tangible Net Worth" shall mean the aggregate amount of assets shown on the balance sheet of the Borrower at any particular date (but excluding from such assets capitalized organization and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and affiliates, and such other assets as are properly classified intangible assets under Generally Accepted Accounting Principles) less liabilities at such date, all computed in accordance with Generally Accepted Accounting Principles;

                 "Term Loan" means a Loan made pursuant to Section 3.1 hereof;

                 "Term Loan Committed Amount" means the maximum principal amount of Term Loans permitted to be outstanding under Section 3.1;

                 "Term Loan Maturity Date" means December 31, 1997; and

                 "Term Note" means the promissory note of the Borrower executed and delivered as provided in Section 3.2 hereof.

         1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.


                                   ARTICLE II

                                REVOLVING LOANS

         2.1 Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Revolving Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Revolving Loan Maturity Date, in an aggregate principal amount at any time outstanding not to exceed TWO MILLION DOLLARS ($2,000,000.00) (the "Revolving Loan Committed Amount") for purposes of financing the Borrower's working capital needs. The Borrower may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Loan Maturity Date, subject to the terms, provisions and limitations set forth herein.

         2.2 Revolving Note. The Revolving Loans by the Bank shall be evidenced by the Revolving Note duly executed by the Borrower, dated the Closing Date, in substantially the form of Exhibit A attached hereto, payable to the order of the Bank in a principal amount equal to the Revolving Loan Committed Amount. The Revolving Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 2.3 hereof. The aggregate unpaid principal amount of the Revolving Loans at any time shall be the principal amount owing on the Revolving Note at such time. The principal amount of the Revolving Loans, as evidenced by the Revolving Note, shall be payable on the Revolving Loan Maturity Date and all accrued and unpaid interest thereon, shall, subject to the provisions hereof, be payable monthly in arrears on the tenth day of each month commencing January 10, 1993.

         2.3 Interest. The outstanding principal balance of the Revolving Loans shall bear interest at a rate equal to the Prime Rate plus three-quarters percent (3/4%) per annum. Changes in the Prime Rate shall be effective on the dates such rate change.





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         2.4     Borrowing Base Limitation.

                 (a) The principal amount of the Revolving Loans outstanding under this Article II at any time shall not exceed the Borrowing Base.

                 (b) If at any time the outstanding principal balance of the Revolving Loans exceeds the Borrowing Base, the Borrower shall immediately pay the Bank an amount equal to such excess.

         2.5 Autoborrowings. The Bank has agreed to make autoborrowing loans (the "Autoborrowing Loans") to the Borrower from time to time pursuant to the terms of that certain autoborrowing note executed by the Borrower in favor of the Bank (hereinafter such autoborrowing note together with all notes executed in modification or replacement thereto shall be referred to as the "Autoborrowing Note") and related documentation (hereinafter the Autoborrowing Note together with such related documentation shall be referred to as the "Autoborrowing Documentation"). The Borrower hereby acknowledges and agrees that the making by the Bank of an Autoborrowing Loan shall constitute usage by the Borrower of the Revolving Loan Committed Amount thereby decreasing the availability to the Borrower of Revolving Loans hereunder to the extent of the outstanding principal balance of such Autoborrowing Loans from time to time. The Borrower also acknowledges and agrees that the Bank shall be entitled to disburse proceeds of the Revolving Loans to itself for purposes of repaying amounts borrowed under the Autoborrowing Note.


                                  ARTICLE III

                                   TERM LOANS

         3.1 Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Term Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Term Loan Maturity Date, in an aggregate principal amount at any time outstanding not to exceed FOUR MILLION ONE HUNDRED THOUSAND DOLLARS ($4,100,000.00) (the "Term Loan Committed Amount"); provided, however, the Term Loan Committed Amount shall be reduced by an amount equal to $102,500.00 at the end of each quarter commencing March 31, 1993. The Borrower may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Term Loan Maturity Date, subject to the terms, provisions and limitations set forth herein. The proceeds of the Term Loans shall be used to fund up to $4,100,000.00 of the purposes previously disclosed to the Bank.

         3.2 Term Note. The Term Loans by the Bank shall be evidenced by the Term Note duly executed by the Borrower, dated the Closing Date, in substantially the form of Exhibit B attached hereto, payable to the order of the Bank in a principal amount equal to the Term Loan Committed Amount. The Term Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 3.3 hereof. The aggregate unpaid principal amount of the Term Loans at any time shall be the principal amount owing on the Term Note at such time. The principal amount of the Term Loans, as evidenced by the Term Note, shall be payable in sixty consecutive monthly installments, the first 59 of which shall be in an amount equal to $34,167.00 and the 60th of which shall be in an amount equal to the then outstanding principal balance of the Term Loans. Such installments shall be due and payable on the tenth day of each month commencing January 10, 1993. All accrued and unpaid interest on the Term Note





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shall, subject to the provisions hereof, be payable monthly in arrears on the tenth day of each month commencing January 10, 1993.

         3.3 Interest. The outstanding principal balance of the Term Loans shall bear interest at a rate equal to the Prime Rate plus three-quarters percent (3/4%) per annum. Changes in the Prime Rate shall be effective on the dates such rates change.

         3.4     Borrowing Limitation.

                 (a) The principal amount of the Term Loans outstanding under this Article III at any time shall not exceed the Term Loan Committed Amount, as such Term Loan Committed Amount is reduced from time to time pursuant to Section 3.1 hereof.

                 (b) If at any time the outstanding principal balance of the Term Loans exceeds the Term Loan Committed Amount, as such Term Loan Committed Amount is reduced from time to time pursuant to Section
         3.1 hereof, the Borrower shall immediately pay the Bank an amount equal to such excess.


                                   ARTICLE IV

                           CAPITAL EXPENDITURES LOANS

         4.1 Capital Expenditures Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Capital Expenditures Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Capital Expenditures Loan Maturity Date, in an aggregate principal amount up to ONE MILLION DOLLARS ($1,000,000.00) (the "Capital Expenditures Loan Committed Amount") for purposes of financing capital expenditures to be made by the Borrower; provided, however, the amount of any Capital Expenditures Loan shall not exceed 80% of the cost of the capital asset being acquired. The Borrower may borrow on or after the date hereof and prior to the Capital Expenditures Loan Maturity Date up to a cumulative amount of $1,000,000.00, subject to the terms, provisions and limitations set forth herein.

         4.2 Capital Expenditures Note. The Capital Expenditures Loans by the Bank shall be evidenced by the Capital Expenditures Note duly executed by the Borrower, dated the Closing Date, in substantially the form of Exhibit C attached hereto, payable to the order of the Bank in a principal amount equal to the Capital Expenditures Loan Committed Amount. The Capital Expenditures Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 4.3 hereof. The aggregate unpaid principal amount of the Capital Expenditures Loans at any time shall be the principal amount owing on the Capital Expenditures Note at such time. The principal amount of the Capital Expenditures Loans outstanding as of the Capital Expenditures Loan Maturity Date shall be payable on the Capital Expenditures Loan Maturity Date. All accrued and unpaid interest under the Capital Expenditures Note, shall, subject to the provisions hereof, be payable monthly in arrears on the tenth day of each month commencing January 10, 1993.

         4.3 Interest. The outstanding principal balance of the Capital Expenditures Loans shall bear interest at a rate equal to the Prime Rate plus one percent (1%) per annum. Changes in the Prime Rate shall be effective on the dates such rate change.





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                                   ARTICLE V

                                 AIRCRAFT LOAN

         5.1 Aircraft Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make a loan to the Borrower for the purpose of financing the acquisition by the Borrower of an aircraft in an amount equal to the lesser of
(a) ONE MILLION DOLLARS ($1,000,000.00) or (b) 80% of the lesser of (i) the cost of such aircraft or (ii) the appraised value of the aircraft, such appraisal to be in form and substance satisfactory to the Bank. The funding of the Aircraft Loan shall be contingent upon the continued satisfactory performance of the Borrower (as determined by the Bank), the receipt by the Bank of the Borrower's December 31, 1992 audited financial statements and the compliance by the Borrower with the terms and provisions of this Loan Agreement.

         5.2 Aircraft Loan Note. The Aircraft Loan shall be evidenced by an Aircraft Note duly executed on behalf of the Borrower, dated as of the date of the making of the Aircraft Loan, payable to the order of the Bank in the principal amount of the Aircraft Loan. All of the terms and provisions of the Aircraft Loan (including repayment terms and interest rate) shall be negotiated between the Borrower and the Bank. All such terms must be satisfactory to the Bank. If any of such terms are not satisfactory to the Bank or if the Borrower has not satisfied any other conditions imposed by the Bank with respect to the making of the Aircraft Loan, the Bank shall not be obligated to make the Aircraft Loan.


                                   ARTICLE VI

                                ADDITIONAL LOANS

         6.1 Additional Loans. The Borrower may request that the Bank make additional loans to the Borrower subsequent to the date hereof. The terms of such additional loans must be mutually agreed upon by the Borrower and the Bank prior to the making of such loans by the Bank. Such additional loans will be evidenced by promissory notes executed by the Borrower in favor of the Bank. Such promissory notes will be deemed to be "Notes" for purposes of this Loan Agreement automatically upon the execution thereof without any further action to be taken by the Borrower or the Bank.


                                  ARTICLE VII

                     ADDITIONAL PROVISIONS REGARDING LOANS

         7.1 Default Rate. If the Borrower shall default in the payment when due (subject to applicable grace periods, if any) of the principal of or interest on any Loan or any other amount becoming due hereunder, the Borrower shall on demand from time to time pay interest on any overdue payment of principal and, to the extent permitted by law, on overdue payments of interest up to the date of actual payment (after as well as before judgment):

                  (i) in the case of principal of or interest on a Loan at a rate equal to 2% per annum above the rate which would otherwise be payable hereunder; and





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                 (ii)  in the case of any other amount payable hereunder or under any of the other Loan Documents (other than principal of or interest on any Loan referred to in clause (i) above), at a rate 2% per annum above the Prime Rate.

        7.2 Voluntary Prepayments. Subject to the prepayment penalty with respect to the Term Loan set forth below, the Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty, upon at least one Business Day's notice to the Bank; provided, however, partial prepayments of any Loan shall be applied to principal installments thereunder in the inverse order of maturities.

        7.3    Capital Adequacy.

               (a) In the event that the Bank shall have determined that the adoption or implementation on or after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or by any court, or compliance by the Bank (or any lending office of the Bank) with any request or directive made or issued after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies as the case may be, with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered.

               (b) Failure on the part of the Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

        7.4 Fee. The Borrower agrees to pay the Bank a fee on the Closing Date in the amount of $15,000.00.


                                  ARTICLE VIII

                             CONDITIONS OF LENDING

        The obligation of the Bank to make any Loan hereunder is subject to the accuracy, as of the date thereof, of the representations and warranties
contained in Article IX   hereof, to the performance by the Borrower of its
obligations to be performed hereunder on or before the date of each such Loan and to the satisfaction of the following further conditions:

        8.1 Conditions. In the case of each Loan to be made hereunder, at the time of each such borrowing, the Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein on its part to be observed or performed, and immediately after such borrowing no Event of

Default nor any event which upon notice or lapse of time or both would constitute such an Event of Default shall have occurred and be continuing.

        8.2 Borrowing Base Limitation. In the case of each Revolving Loan to be made hereunder, immediately after giving effect to such Revolving Loan, the aggregate principal balance of all outstanding Revolving Loans shall not exceed the lesser of (i) the Revolving Loan Committed Amount or (ii) the Borrowing Base.


                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

        The Borrower hereby represents and warrants to the Bank that:

        9.1 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a material adverse effect on the Borrower. Further, the Borrower has all power and authority to own and operate its properties and to carry on its business as now conducted.

        9.2 Authorization of Loan Agreement. The Borrower has the power and authority to enter into this Loan Agreement and to perform its obligations under and consummate the transactions contemplated by this Loan Agreement and has by proper corporate action duly authorized the execution and delivery of this Loan Agreement. When executed and delivered, this Loan Agreement and the other Loan Documents will be valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

        9.3 No Violation of Corporate Restrictions. Neither the execution and delivery of this Loan Agreement, nor the performance of the obligations under or consummation of the transactions contemplated by this Loan Agreement, violates or will violate any law or governmental order, conflicts or will conflict with any provision of any charter document or by-law of the Borrower or any material term or provision of any agreement or instrument to which the Borrower is a party or by which the Borrower is bound, or constitutes or will constitute a breach of or a default under any such agreement or instrument (unless appropriate written waivers have been received and delivered to the Bank).

        9.4 Governmental Consents. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower is required as a condition to the execution, delivery or performance of this Loan Agreement or any of the other Loan Documents by the Borrower.

        9.5 Litigation. There are no material pending, or to the best knowledge of Borrower, threatened, legal proceedings to which the Borrower is a party or of which any of its properties are the subject.

        9.6 Other Agreements. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

        9.7 Taxes. The Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed by the Borrower and has paid or caused to be paid all taxes as shown on said returns or on any assessment to the extent such taxes have become due, except for taxes which are being contested in good faith and against which reserves in accordance with Generally Accepted Accounting Principles will be established. The Borrower does not know of any proposed material tax assessments against it. No extension of time for assessment or payment of any federal, state or local tax by the Borrower is in effect.

        9.8 Liens. None of the assets of the Borrower is subject to any mortgage, pledge, title retention lien or other lien, encumbrance or security interest, except (i) for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any borrowed money or the deferred purchase price of property or services, (iii) mechanics' and materialmen's liens, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property which do not in the aggregate materially detract from the value of said properties or materially interfere with their use in the ordinary conduct of the Borrower's business and
(iv) to the extent shown in Exhibit D.

        9.9 ERISA. The Borrower has not incurred any accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") nor has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under such Act (or any successor thereto under such Act) in connection with the employee benefit plan established or maintained by the Borrower. The Borrower is in compliance in all material respects with those provisions of ERISA and the regulations and public interpretations thereunder which are applicable to the Borrower and its Subsidiaries. No Reportable Event (as defined in ERISA) has occurred with respect to any Plan.

        9.10 Subsidiaries. The Borrower has no Subsidiaries as of the date hereof except for Applied Analytical Industries Italy S.r.l. in Milan, Italy.

        9.11 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

        9.12 Patents and Trademarks. The Borrower possesses all of the necessary patents, licenses, trademarks, trademark rights, tradenames, tradename rights and copyrights material to conduct its business as now conducted, without known conflict with any patent, license, trademark, tradename or copyright of any other Person.

        9.13 Financial Information Provided. The Borrower represents that the financial information it has heretofore furnished to the Bank dated December 31, 1991 with regard to its operations is true and correct, and presents fairly the financial position of the Borrower, and there have been no material adverse changes since that date.

        9.14 Environmental Compliance. The Borrower has fully complied with all laws, ordinances, regulations and orders, including without limitation all zoning, safety and environmental laws, ordinances, regulations and orders, applicable to its business or properties and the present uses by the Borrower of its properties do not violate any such laws, ordinances, regulations or orders. There is not currently and in the past there has not been (i) any use, treatment, storage or disposal of any hazardous substance or material or pollutant on any of the Borrower's properties, except as of the date hereof as disclosed on Exhibit E attached hereto, (ii) any spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom, or (iii) any off-site disposal by the Borrower of any hazardous substance or material or pollutant in any location, except as disclosed on Exhibit E attached hereto.


                                   ARTICLE X

                             AFFIRMATIVE COVENANTS

        10.1 The Borrower agrees that as long as its obligations hereunder remain outstanding and until the Commitment hereunder is terminated (unless the Bank shall otherwise consent in writing):

               (a) within one hundred twenty (120) days of the end of each fiscal year, deliver to the Bank a detailed financial report of the Borrower based on Generally Accepted Accounting Principles applied on a Consistent Basis containing an unqualified opinion of independent certified public accountants acceptable to the Bank;

               (b) within thirty (30) days after the end of each month of each fiscal year, deliver financial information and reports as of the end of such month (including financial statements, receivables agings and payables agings) of the Borrower certified by the chief financial officer of the Borrower to be correct and accurate;

               (c) (i) on or before the second business day of each week a report substantially in the form of Exhibit F on the Borrowing Base and its components as at the end of the preceding week certified by the chief financial officer to be correct and accurate;

               (d) together with each delivery of financial reports required by Section 10.1(a) and (b) hereof, deliver to the Bank a statement signed by the chief financial officer of the Borrower substantially in the form of Exhibit G hereto, setting forth that the Borrower has kept, observed, performed and fulfilled each and every agreement binding on it contained in this Loan Agreement and the Loan Documents and is not at the time in default in the keeping, observance, performance or fulfillment of any of the terms, provisions and conditions of this Loan Agreement or any of the Loan Documents and that no Event of Default specified in Article XII hereof, nor any event, which, upon notice or lapse of time or both, would constitute such an Event of Default, has occurred, or if such Event of Default exists or would occur as the case may be, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

               (e) promptly, from time to time, deliver to the Bank such other information regarding the Borrower's operations, business affairs and financial condition as the Bank may reasonably request. The Bank is hereby authorized to deliver a copy of any such financial information delivered hereunder to the Bank to any regulatory authority having jurisdiction over the Bank with appropriate confidential restrictions being noted on any submissions of such information;

               (f) maintain or cause to be maintained all personal property material to its business in good working order and condition and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with prudent business practices;

               (g) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises;

               (h)(i) comply with or contest in good faith all statutes and governmental regulations of which the Borrower has knowledge and the noncompliance of which would have a material adverse effect on the financial condition of the Borrower; and (ii) pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a lien against any of its properties except liabilities being contested in good faith and against which, if reasonably requested by the Bank, reserves satisfactory to the Bank will be established;

               (i) at all times keep its insurable properties insured to such extent and against such risks, including, without limitation, public liability insurance, hazard insurance, worker's compensation and other insurance required by law, as is acceptable to the Bank and is customary with companies of comparable size in the same or similar business but at all times of the type and at least in the amount of the present coverage of the Borrower. The Borrower will deliver to the Bank certificates of each insurer evidencing the hazard insurance coverage regarding the security granted to the Bank by the Borrower. Each such policy of hazard insurance will require, and the certificates will state that no such policy will be terminated without at least thirty (30) days prior written notice having been delivered to the Bank. Insurance proceeds from property securing the indebtedness hereunder shall be immediately applied to reduce such indebtedness; provided, however, insurance proceeds of less than $100,000.00 may be disbursed to the Borrower for restoration or repair so long as no Event of Default shall have occurred or be continuing;

               (j) preserve and protect its patents, licenses trademarks, trademark rights, tradenames, tradename rights and copyrights and maintain all of its other material properties and assets used or useful in the conduct of its business in good repair, working order and condition and from time to time cause to be made all proper replacements, betterments and improvements thereto;

               (k) keep true books of records and accounts in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, and in which full, true and correct entries will be made of the Borrower's dealings and transactions;

               (l) permit any officer of the Bank designated by the Bank to visit and inspect any of the Borrower's properties, books and financial records at such times as the Bank may reasonably request upon reasonable notice and during ordinary business hours;

               (m) upon the request of the Bank, authorize any officer of the Bank to discuss its financial statements and financial affairs at any time and from time to time with the Borrower's independent certified public accountants upon reasonable notice and during ordinary business hours;

               (n) deliver to the Bank forthwith, upon any officer of the Borrower obtaining knowledge of an Event of Default or an event which would constitute such an Event of Default but for the requirement that notice be given or time elapse or both, a certificate signed by the chief executive officer of the Borrower specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto;

               (o) within ten (10) days of the event becoming known to any officer of the Borrower, notify the Bank in writing of the occurrence of any of the following events:

                         (i) the pendency or commencement of any action, suit or proceeding at law or in equity under which a party or parties seek an amount equal to or exceeding $50,000.00;

                        (ii) any event or condition which shall constitute an event of default under any other agreement for borrowed money or any known or potential materially adverse change in any other material contractual agreement;

                       (iii) any levy of an attachment, execution or other process against its assets; and

                        (iv) any change in any existing agreement or contract which may materially adversely affect any of its businesses or affairs, financial or otherwise;

               (p) the Borrower shall (i) at all times, make prompt payment of all contributions required under all employee benefit plans ("Plans") to meet the minimum funding standard set forth in ERISA (defined herein) with respect to its Plans; (ii) within thirty (30) days after the filing thereof, furnish to the Bank copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each Plan Year; (iii) notify the Bank immediately of any fact, including, but not limited to, any Reportable Event (as defined in ERISA) arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for, the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereof; and (iv) furnish to the Bank, upon its request, such additional information concerning any of the Borrower's Plans as may be reasonably requested;

               (q) satisfy the following financial tests (all computed using historical cost basis statements):

                         (i) the Borrower will maintain as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 1992) a Capital Base of not less than $4,000,000.00; provided, however, such amount shall be increased on the last day of each fiscal year (commencing with the fiscal year ending December 31, 1993) by an amount equal to the greater of $750,000.00 or 40% of the net income of the Borrower for the fiscal year then ending, such increases to be cumulative;

                        (ii) the Borrower shall maintain at all times a Current Ratio of not less than 1.25 to 1.00;

                       (iii) the Borrower shall maintain a Coverage Ratio of not less than 1.15 to 1.0 computed on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 1992; and

                        (iv) the Borrower shall maintain a ratio of Total Liabilities less Subordinated Debt to Capital Base of not greater than (A) 2.5 to 1.0 at all times during the period commencing on the Closing Date through and including December 30, 1993 and (B) 2.0 to 1.0 at all times thereafter.

                                   ARTICLE XI

                               NEGATIVE COVENANTS

        11.1 The Borrower agrees that as long as its obligations hereunder remain outstanding and until the Commitment is terminated (unless the Bank shall otherwise consent in writing):

               (a) incur, create, assume or permit to exist any indebtedness for borrowed money, howsoever evidenced, or its equivalent (including but not limited to leases required to be capitalized under Generally Accepted Accounting Principles), except

                         (i) indebtedness set forth in the financial statements referred to in Section 9.13 hereof and as set forth in Exhibit H;

                        (ii)   additional indebtedness extended by the Bank;

                       (iii)   Subordinated Debt; and

                        (iv) purchase money indebtedness incurred to finance the acquisition of equipment provided that (a) the aggregate amount of such purchase money indebtedness incurred by the Borrower at any time outstanding does not exceed $100,000.00, and (b) the initial maturity of each item of such purchase money indebtedness is at least three (3) years;

               (b) incur, create or permit to exist any pledge, lien, charge or other encumbrance of any nature whatsoever on the Borrower's property, whether now owned or hereafter acquired, other than

                         (i)   liens as disclosed in Exhibit D hereto;

                        (ii) any unfiled lien of materialmen, mechanics, workmen, warehousemen, carriers, landlords or repairmen; provided that if such a lien shall be perfected and shall not be contested in good faith, it shall be discharged of record immediately by payment, bond or otherwise;

                       (iii) tax liens which are being contested in good faith, or which constitute liens for taxes the payment of which is not yet required;

                        (iv)   liens in favor of the Bank; and

                         (v) liens incurred in connection with the purchase money indebtedness permitted under Section 11.1(a)(iv);

               (c) sell, lease, transfer or otherwise dispose of any of its properties and assets to any Person other than sales in any fiscal year of obsolete machinery and equipment in the ordinary course of business having an aggregate net book value of less than $100,000.00;

               (d) enter into any agreement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and used or useful in its business, and thereafter rent or lease such property or other property which the

        Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred;

               (e) seek or permit dissolution or liquidation of the Borrower in whole or in part;

               (f) guaranty, or become liable for, the obligations of any other Person (provided, however, this shall not prevent the Borrower from endorsing negotiable instruments for collections in the ordinary course of business);

               (g) make any loans or advances to any Person; provided, however, the Borrower may make temporary loans or advances to employees expected to be incurred in the ordinary course of business provided such loans and advances do not exceed $100,000.00 in the aggregate at any time outstanding;

               (h) consolidate with, merge into, be acquired by or acquire the assets or capital stock of any Person;

               (i) without the prior consent of the Bank, create or permit to exist any partnerships, joint ventures or make any substantial investment other than as disclosed herein and permitted hereunder;

               (j) purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any investment, capital contribution or acquire any interest whatsoever in any other Person or permit to exist any loans or advances for such purposes provided, the Borrower may maintain investments in or invest:

                         (i) in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided, that such obligations mature one year from the date of acquisition thereof;

                        (ii) in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any State thereof having capital surplus and undivided profits aggregating at least $40 million and not known by the Borrower to be having financial difficulties;

                       (iii) in commercial paper rated P-1 or better by Moody's Investors Services, Inc. (Commercial Paper Record) or A-1 or better by Standard & Poors; or

                        (iv) in equity securities with an aggregate cost of not more than $100,000.00; or

               (k) enter into or carry on any business other than the manufacture of pharmaceutical-related products and services for the pharmaceutical industry and the manufacture and sale of pharmaceutical products.

                                  ARTICLE XII

                       EVENTS OF DEFAULT AND ACCELERATION

        12.1 Any of the following shall constitute an "Event of Default" under this Loan Agreement:

               (a) Nonpayment. Nonpayment when and as due of any principal, interest or other payment hereunder or under any of the Notes and the continuation of such nonpayment for a period of five (5) days.

               (b) Breach of Covenants. Other than as set forth in Section 12.1(a) hereof, the failure to perform and observe any covenant or other obligation contained herein or in any other Loan Documents and the continuation of such failure for a period of thirty (30) days after receipt of written notice from the Bank thereof.

               (c) False Statements. If any representation or warranty made by the Borrower in this Loan Agreement, any other Loan Document or in any document, certificate, statement or report heretofore or hereafter made shall be untrue in any material respect.

               (d)     Bankruptcy.  In the event that the Borrower or either
        Guarantor

                       (1) shall make an assignment for the benefit of creditors; or

                       (2) has a petition initiating a proceeding under any section or chapter of the Bankruptcy Code or its amendments, filed by or against the Borrower or either Guarantor and, if against the Borrower or either Guarantor, such petition is not set aside within ninety (90) days after such filing; or

                       (3) shall file any proceedings for dissolution or liquidation; or

                       (4) has a receiver, trustee or custodian appointed for all or part of its or his assets; or

                       (5) seeks to make an adjustment, settlement or extension of its or his debts with its or his creditors generally; or

                       (6) has a notice of an action for enforcement of a lien filed or recorded or a judgment lien or execution obtained against it or him in excess of an aggregate of $50,000.00 which notice of lien is not removed, insured, reserved for (in amounts satisfactory to the Bank), satisfied, bonded or contested in good faith within thirty (30) days after any officer of the Borrower or the applicable Guarantor, as the case may be, becomes aware of such lien;

               (e) if an event of default occurs under any agreement by and between the Borrower and the Bank which is in existence as of the date hereof (including the Reimbursement Agreement dated as of November 1, 1988, as amended, by and between the Borrower and the Bank) or which is entered into subsequent to the date hereof;

               (f) if the Borrower in the performance of any other agreement between it and any other lender defaults and such default permits such other lender to accelerate such other indebtedness of the Borrower for borrowed money;

               (g) the Guarantors shall at any time cease or fail to own in the aggregate 51% or more of the voting stock of the Borrower; or

               (h) either Guarantor shall default in the performance of any obligation under the Guaranty Agreement.

        12.2 Remedies. Upon the occurrence of any such Event of Default and after the applicable grace period, if any, and unless the Bank agrees to waive in writing such an Event of Default:

               (a) Termination of Commitment. The Bank, in its sole discretion, may terminate the Commitment.

               (b) Acceleration of Indebtedness. All of the indebtedness of any and every kind owing by the Borrower to the Bank, howsoever evidenced, now existing or hereafter arising, shall become due and payable upon written notice to the Borrower (other than an Event of Default described in Section 12.1(d) in which case such indebtedness shall become due and payable immediately without necessity of written demand) without the necessity of any other demand, presentment, protest or notice upon the Borrower, all of which are hereby expressly waived by the Borrower.

               (c) Acceleration of Obligations. All of the obligations of the Borrower under the Loan Documents shall thereupon be immediately due and payable without the necessity of any other demand, presentment, protest or notice upon the Borrower, all of which are hereby expressly waived by the Borrower.

               (d) Right of Set-Off. Regardless of the adequacy of the collateral, the Bank shall have the right, immediately and without further action by it, to set-off against the Notes, all money owed by the Bank in any capacity to the Borrower, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such event of default even though such charge is made or entered on the books of the Bank subsequent thereto.

               (e) Foreclosure. The Bank may cause foreclosure upon any collateral as authorized in the Loan Documents in order to satisfy all obligations of the Borrower to the Bank under and pursuant to all of the rights and powers and in the manner contained in the Loan Documents. The Borrower hereby agrees that the Bank shall have the right to bid and become a purchaser on its own behalf in any such sales.

                                  ARTICLE XIII

                                 MISCELLANEOUS

        13.1 Notices. All notices and other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

               (a)     if to the Borrower:

                       Applied Analytical Industries, Inc.
                       1206 North 23rd Street
                       Wilmington, North Carolina  28405

                       Attention:  Frederick D. Sancilio

               (b)     if to the Bank

                       NationsBank of North Carolina, N.A.
                       155 North Front Street
                       Wilmington, North Carolina  28401

                       Attention:  Teresa D. Andrews

        13.2 Waiver. No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall any such failure or delay preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

        13.3 Survival. All covenants, agreements, representations and warranties made herein and in the other Loan Documents shall survive the making by the Bank of the Loans and the execution and delivery to the Bank of the Loan Documents and shall continue in full force and effect so long as any of the indebtedness of the Borrower to the Bank evidenced by the Notes or any obligations under the Commitment remain outstanding.

        13.4 Successors and Assigns. This Loan Agreement and the Loan Documents shall inure to the benefit of and be binding upon successors and assigns of the Bank; provided, however, the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of the Bank.

        13.5 Costs. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of Moore & Van Allen, special counsel to the Bank, and costs and expenses of the Bank in connection with the implementation and/or enforcement of this Loan Agreement or the other Loan Documents (including without limitation reasonable attorneys fees) and to hold the Bank harmless from any and all such costs, expenses and liabilities.

        13.6 Amendment; Waiver; Consents. No approval, decision, option or action required of the Bank ("Approval") hereunder nor any modification, amendment or waiver ("Waiver") of any provision of this Loan Agreement or any other Loan Document nor any consent to any departure by the Borrower therefrom ("Consent") shall in any event be effective unless the same shall be in writing signed by the Bank and delivered in accordance with the provisions of Section
13.1 hereof, and then such Approval, Waiver or Consent shall be effective only in the specific instance and for the purpose for which given but any such Approval, Waiver or Consent when signed shall be effective and binding upon the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances.

        13.7 Year. Except as otherwise provided for hereunder, interest, fees and premiums hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days in the billing period.

        13.8 Payment on Business Day. Should any installment or other payment of the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day thereafter and in the case of an installment of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

        13.9 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

        13.10 Assignment. The Bank may, at any time, transfer or assign all or any portion of the indebtedness evidenced by the Notes held by the Bank and the terms hereof shall extend to any subsequent holder of the Notes.

        13.11 Term. The term of this Loan Agreement shall be until the Bank is no longer obligated to lend under the Commitment and the Bank has received payment in full of the unpaid principal and interest of the Notes.

        13.12 Captions. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Loan Agreement nor the interest of any provisions hereof.

        13.13 Governing Law. This Loan Agreement and the other Loan Documents and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts of North Carolina and agrees that the Bank may, at its option, enforce its rights under the Loan Documents in such courts. The Borrower hereby agrees that both the federal and state courts in Mecklenburg County, North Carolina are a convenient forum and agrees not to raise as a defense that such courts are not a convenient forum.

        13.14 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY WAIVE THE RIGHT TO JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR RELATED TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        IN WITNESS WHEREOF, the parties hereto have executed or caused this instrument to be executed under seal as of the day and year first above written.

                                       APPLIED ANALYTICAL INDUSTRIES,
                                        INC.

ATTEST:

By /s/ R. Forrest Waldon               By     /s/ Frederick D. Sancilio
   -----------------------------              ------------------------------
Title Secretary                        Title  President

                                       (Corporate Seal)

                                              NATIONSBANK OF NORTH CAROLINA,
                                               N.A.

                                       By     /s/ Teresa D. Andrews
                                              --------------------------------
                                       Title  Vice President

                       FIRST AMENDMENT TO LOAN AGREEMENT


         THIS FIRST AMENDMENT TO LOAN AGREEMENT, dated as of May 17, 1994 by and between

         APPLIED ANALYTICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business in Wilmington, North Carolina (the "Borrower"); and

         NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association organized and existing under the laws of the United States and having offices in Wilmington, North Carolina (the "Bank").

                                    RECITALS

         A. The Bank and the Borrower have entered into that certain Loan Agreement, dated as of December 21, 1992 (the "Loan Agreement").

         B. The Bank and the Borrower have agreed to make changes to the Loan Agreement as provided for herein.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.      The Loan Agreement is hereby amended as follows:

                 (a) The definition of "Capital Expenditures Loan Maturity Date" in Section 1.01 is amended in its entirety so that such definition now reads as follows:

                 "Capital Expenditures Loan Maturity Date" means May 31, 1995;

                 (b) The definition of "Cash Flow" in Section 1.01 is amended in its entirety so that such definition now reads as follows:

                 "Cash Flow" means, for the twelve (12) month period ending on the date of computation: net income of the Borrower (i) plus depreciation, amortization and other non-cash charges, and (ii) minus dividends declared or paid or redemptions of stock or other distributions of cash or property to shareholders of the Borrower;

                 (c)      The definition of "Revolving Loan Maturity Date" in
Section 1.01 is amended in its entirety so that such definition now reads as follows:

                 "Revolving Loan Maturity Date" means May 31, 1995;

                 (d) Section 2.01 is amended in its entirety so that such Section now reads as follows:

                 2.01 Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Revolving Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Revolving Loan Maturity Date, in an aggregate principal amount at any time outstanding not to exceed FIVE MILLION DOLLARS ($5,000,000.00) (the "Revolving

         Loan Committed Amount") for purposes of financing the Borrower's working capital needs. The Borrower may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Loan Maturity Date, subject to the terms, provisions and limitations set forth herein.

                 (e) Section 2.02 is amended by deleting the first sentence thereto and replacing it with the following sentence:

                 The Revolving Loans by the Bank shall be evidenced by the Revolving Note duly executed by the Borrower, dated May 17, 1994, payable to the order of the Bank in a principal amount equal to the Revolving Loan Committed Amount.

                 (f) Section 2.03 is amended by deleting the first sentence thereto and replacing it with the following sentence:

                 The outstanding principal balance of the Revolving Loans shall bear interest at a rate equal to the Prime Rate plus one-half percent (1/2%) per annum.

                 (g) Section 2.06 is added to the Loan Agreement as follows:

                 2.06 Unused Fee. In consideration of the Bank's commitment to make the Revolving Loans, the Borrower agrees to pay an unused fee of one-quarter of one percent (1/4%) per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) on the average daily Unutilized Commitment during the preceding period (for purposes hereof, the term "Unutilized Commitment" shall mean, at any time the excess of the Revolving Loan Committed Amount at such time over the aggregate principal amount of the Revolving Loans outstanding at such time. This unused fee shall be payable on the tenth day of each calendar quarter computed for the immediately preceding calendar quarter. This unused fee shall continue until the Revolving Loan Maturity Date or until the commitment of the Bank to make Revolving Loans hereunder is terminated.

                 (h) Section 10.01(c) is amended in its entirety so that such Section now reads as follows:

                 (c) deliver a report (i) on the 15th day of each month substantially in the form of Exhibit F-1 on the Borrowing Base and its components as of the 30th day of the prior month and (ii) on the 30th day of each month substantially in the form of Exhibit F-1 on the Borrowing Base and its components as of the 15th day of such month;

                 (i) Section 10.01(q) is amended in its entirety so that such Section now reads as follows:

                 (q) satisfy the following financial tests (all computed using historical cost basis statements):

                          (i) the Borrower will maintain as of the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 1993) a Capital Base of not less than $4,750,000.00; provided, however, such amount shall be increased on the last day of each fiscal year (commencing with the fiscal year ending December 31, 1994) by an amount equal to $1,600,000.00, such increases to be cumulative;

                          (ii) the Borrower shall maintain at all times a Current Ratio of not less than 1.00 to 1.00;

                          (iii) the Borrower shall maintain a Coverage Ratio of not less than 1.50 to 1.0 computed on the last day of each fiscal quarter commencing with the fiscal quarter ending June 30, 1994; and

                          (iv) the Borrower shall maintain a ratio of Total Liabilities less Subordinated Debt to Capital Base of not greater than (A) 2.75 to 1.0 at all times during the period commencing on May 17, 1994 through and including December 31, 1994, (B) 2.5 to 1.0 at all times during the period commencing on January 1, 1995 through and including December 31, 1995 and
                 (C) 2.0 to 1.0 at all times thereafter.

                 (j) Section 11.01(g) is amended in its entirety so that such Section now reads as follows:

                 (g) make any loans or advances to any employees, directors, shareholders, subsidiaries or affiliates in excess of $100,000.00 at any time outstanding;

                 (k) Section 11.01(k) is amended by deleting the period at the end of such Section and adding a semicolon followed by the word "or".

                 (l)      Sections 11.01(l) and (m) are added as follows:

                 (l)(i) purchase, redeem or retire any of its stock; or (ii) pay any dividends or other distributions to its shareholders other than (A) dividends in an amount equal to 100% of the actual tax liability incurred by the shareholders of the Borrower on account of income of the Borrower for fiscal year 1994, (B) dividends in an amount equal to 120% of the actual tax liability incurred by the shareholders of the Borrower on account of income of the Borrower for fiscal year 1995 and (C) dividends in an amount equal to 130% of the actual tax liability incurred by the shareholders of the Borrower on account of income of the Borrower for fiscal year 1996 and each fiscal year thereafter; or

                 (m) make unfinanced capital expenditures in excess of $2,500,000.00 in fiscal year 1994, $3,000,000.00 in fiscal year 1995 and $4,000,000.00 in fiscal year 1996 and thereafter (computed on a non-cumulative basis).

                 (m) Section 11.02 is added to the Loan Agreement as follows:

                 11.02    Notwithstanding anything to the contrary contained in
         Section 11.01, the Borrower may invest in GenerEst so long as the aggregate amount of cash loaned by the Borrower to GenerEst or invested by the Borrower in GenerEst shall not exceed $500,000.00.

                 (n)      Exhibit A is deleted.

                 (o) Exhibit F is deleted and replaced with Exhibit F-1 attached hereto.

         C.      The Borrower hereby represents and warrants that:

         1. the "Representation and Warranties" set forth in Article IX of the Loan Agreement, as amended, are true and correct as of the date of this First Amendment;

         2. the Borrower is not in default of the Loan Agreement or the other Loan Documents (as defined in the Loan Agreement) and no event or condition exists under the Loan Agreement or the other Loan Documents that, but for the giving of notice or lapse of time or both, would result in such a default as of the date of this First Amendment.

         D. Except as modified hereby, all of the terms and provisions of the Loan Agreement (and Exhibits) remain in full force and effect.

         E. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original.

         F. This First Amendment and the Loan Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized corporate officers as of the day and year first above written.

                                        APPLIED ANALYTICAL INDUSTRIES, INC.

ATTEST:

By: /s/ R. Forrest Waldon               By:    /s/ Frederick D. Sancilio
   ----------------------------------          ---------------------------------

Title: Secretary                        Title: President
      -------------------------------          ---------------------------------

                                        (Corporate Seal)


                                        NATIONSBANK OF NORTH CAROLINA, N.A.


                                        By:    /s/ Mary J. Rogers
                                               ---------------------------------
                                        Title: Assistant Vice President
                                               ---------------------------------


Each of the undersigned guarantors hereby consents to the foregoing in their capacities as guarantors.

                                                                          (SEAL)
/s/ R. Forrest Waldon                   /s/ Frederick D. Sancilio
- --------------------------------        ----------------------------------
Witness                                 Frederick D. Sancilio




                                                                          (SEAL)
/s/ Richard Bennett                     /s/ James L. Waters
- --------------------------------        ----------------------------------
Witness                                 James L. Waters

                       SECOND AMENDMENT TO LOAN AGREEMENT


         THIS SECOND AMENDMENT TO LOAN AGREEMENT, dated as of March 28, 1996 by and between

         APPLIED ANALYTICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business in Wilmington, North Carolina (the "Borrower"); and

         NATIONSBANK, N.A., a national banking association organized and existing under the laws of the United States and having offices in Wilmington, North Carolina (the "Bank").

                                    RECITALS

         A. The Bank and the Borrower have entered into that certain Loan Agreement, dated as of December 21, 1992, as amended (the "Loan Agreement").

         B. The Bank and the Borrower have agreed to make changes to the Loan Agreement as provided for herein.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.      The Loan Agreement is hereby amended as follows:

                 (a) Section 1.01 is amended by deleting the definitions of "Aircraft Loan", "Aircraft Note", "Aircraft Security Agreement", "Autoborrowing Documentation", "Autoborrowing Loans", Autoborrowing Note", "Capital Expenditures Loan Committed Amount", "Guarantors" and "Guaranty Agreements".

                 (b) The definitions of "Capital Expenditures Loan", "Capital Expenditures Note" and "Capital Expenditures Loan Maturity Date" in
Section 1.01 is amended in their entirety so that such definitions now read as follows:

                 "Capital Expenditures Loan" shall have the meaning given to such term in Section 4.01 hereof;

                 "Capital Expenditures Note" shall have the meaning to given to such term in Section 4.02 hereof;

                 "Capital Expenditures Loan Maturity Date" means December 31, 2000;

         (c) The definition of "Loan" and "Loans" in Section 1.01 is amended in its entirety so that such Section now reads as follows:

                 "Loan" or "Loans" means, the loans made pursuant to Sections 2.01, 3.01, 4.01 and 6.01 hereof;

         (d) The definition of "Note" and "Notes" in Section 1.01 is amended in its entirety so that such Section now reads as follows:

                 "Note" or "Notes" means, the promissory notes of the Borrower executed and delivered as provided in Sections 2.02, 3.02, 4.02 and
         6.01 hereof;

         (e) The definition of "Receivables Base" is amended in its entirety so that such definition now reads as follows:

                 "Receivables Base" means an amount equal to the aggregate book value of all billed receivables of the Borrower from the sale of inventory or the rendering of services (excluding in any case receivables in excess of $1,000,000 in the aggregate owed by any entities in which the Borrower has any ownership in or participates in any earnings from) which are no more than 90 days after the invoice date; provided, that in no event shall any receivable be included in the Receivable Base unless such receivable is free and clear of all liens and encumbrances, except liens and encumbrances permitted hereunder;

         (f)     The definition of "Revolving Loan Maturity Date" in Section
1.01 is amended in its entirety so that such definition now reads as follows:

                 "Revolving Loan Maturity Date" means May 31, 1996;

         (g) Section 1.01 is further amended by adding the following definitions thereto in the alphabetically appropriate places:

                 "Applicable Margin" means the following interest rate spreads determined as follows:


                     Total Liabilities/Tangible Net Worth                                     Interest Rate Spread
                     less than or equal to .50 to 1.0                                         100 basis points
                     equal to or greater than .51 to 1.0 but less than 1.0 to 1.0             135 basis points
                     greater than or equal to 1.0 to 1.0                                      170 basis points

                 "LIBOR Rate" means the floating 30 day London Interbank Offering Rate as published in the Wall Street Journal from time to time.

                 "Working Capital" means the amount by which Current Assets exceeds Current Liabilities.

         (h) Article II is amended in its entirety so that such Article now reads as follows:

                                   ARTICLE II

                                Revolving Loans

                          2.01 Revolving Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to make Revolving Loans to the Borrower, at any time or from time to time on or after the date hereof and until the

                 Revolving Loan Maturity Date, in an aggregate principal amount at any time outstanding not to exceed FIVE MILLION DOLLARS ($5,000,000.00) (the "Revolving Loan Committed Amount") for purposes of financing the Borrower's working capital needs. The Borrower may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Loan Maturity Date, subject to the terms, provisions and limitations set forth herein.

                          2.02 Revolving Note. The Revolving Loans by the Bank shall be evidenced by the Revolving Note duly executed by the Borrower, dated the Closing Date, in substantially the form of Exhibit A attached hereto, payable to the order of the Bank in a principal amount equal to the Revolving Loan Committed Amount. The Revolving Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 2.03 hereof. The aggregate unpaid principal amount of the Revolving Loans at any time shall be the principal amount owing on the Revolving Note at such time.
                 The principal amount of the Revolving Loans, as evidenced by the Revolving Note, shall be payable on the Revolving Loan Maturity Date and all accrued and unpaid interest thereon, shall, subject to the provisions hereof, be payable monthly in arrears on the tenth day of each month commencing May 10, 1996.

                          2.03 Interest. Effective November 15, 1995, the outstanding principal balance of the Revolving Loans shall bear interest at a rate equal to the LIBOR Rate plus the Applicable Margin.

                          2.04    Borrowing Base Limitation.

                          (a) The principal amount of the Revolving Loans outstanding under this Article II at any time shall not exceed the Borrowing Base.

                          (b) If at any time the outstanding principal balance of the Revolving Loans exceeds the Borrowing Base, the Borrower shall immediately pay the Bank an amount equal to such excess.

                          2.05 Unused Fee. In consideration of the Bank's commitment to make the Revolving Loans, the Borrower agrees to pay an unused fee of one-fifth of one percent (1/5%) per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) on the average daily Unutilized Commitment during the preceding period (for purposes hereof, the term "Unutilized Commitment" shall mean, at any time the excess of the Revolving Loan Committed Amount at such time over the aggregate principal amount of the Revolving Loans outstanding at such time. This unused fee shall be payable on the tenth day of each calendar quarter computed for the immediately preceding calendar quarter. This unused fee shall continue until the Revolving Loan Maturity Date or until the commitment of the Bank to make Revolving Loans hereunder is terminated.

         (i) Section 3.03 is amended in its entirety so that such Section now reads as follows:

                          3.03 Interest. Effective November 15, 1995, the outstanding principal balance of the Term Loans shall bear interest at a rate equal to the LIBOR Rate plus the Applicable Margin.

         (j) Article IV shall be amended in its entirety so that such Article now reads as follows:

                                   ARTICLE IV

                           Capital Expenditures Loan

                          4.01 Capital Expenditures Loan. The Bank has previously made a capital expenditures loan to the Borrower (the "Capital Expenditures Loan") the outstanding principal balance of which as of March 28, 1996 is $998,000.00.

                          4.02 Capital Expenditures Note. The Capital Expenditures Loan shall be evidenced by the promissory note, dated March 28, 1996, executed by the Borrower in favor of the Bank in the original prinicipal amount of $998,000.00 (the "Capital Expenditures Note"). The Capital Expenditures Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 4.03 hereof. The principal amount of the Capital Expenditures Loan, as evidenced by the Capital Expenditures Note, shall be payable in sixty consecutive monthly installments, the first 59 of which shall be in an amount equal to $16,663.00 and the 60th of which shall be in an amount equal to the then outstanding principal balance of the Capital Expenditures Loan. Such installments shall be due and payable on the 28th day of each month commencing April 28, 1996. All accrued and unpaid interest on the Capital Expenditures Note shall, subject to the provisions hereof, be payable monthly in arrears on the 28th day of each month commencing April 28, 1996.

                          4.03 Interest. Effective November 15, 1995, the outstanding principal balance of the Capital Expenditures Loan shall bear interest at a rate equal to the LIBOR Rate plus the Applicable Margin.

         (k)     Article V is deleted.

         (l) Sections 9.05 and 9.10 are amended in their entirety so that such Sections now read as follows:

                          9.05 Litigation. There are no material pending, or to the best knowledge of the Borrower, threatened, legal proceedings to which the Borrower is a party or of which any of its properties are the subject other than the Kurtzman judgment of $363,000 plus interest from June, 1995.

                          9.10    Subsidiaries.  The Borrower has no
                 Subsidiaries as of March 28, 1996 except for Applied Analytical Industries Italy S.r.l. in Milan, Italy and AAI Learning Center.

         (m) Section 10.01(b) is amended in its entirety so that such Section now reads as follows:

                          (b) within thirty (30) days after the end of each quarter of each fiscal year, deliver financial information and reports as of the end of such quarter (including financial statements, receivables agings and payables agings) of the Borrower certified by the chief financial officer of the Borrower to be correct and accurate;

                 (m) Section 10.01(q)(iv) is amended in its entirety so that such Section now reads as follows:

                                  (iv)     the Borrower shall maintain a ratio
                          of Total Liabilities to Tangible Net Worth not greater than 1.25 to 1.0 at all times;

         (n) Section 10.01(q) is further amended by adding the following subsection (v) thereto:

                                  (v)      the Borrower shall maintain as of
                          the end of each fiscal quarter Working Capital of at least $2,000,000.00.

         (o) Section 11.01(g) is amended in its entirety so that such Section now reads as follows:

                          (g) make any loans or advances to any employees, directors, shareholders, subsidiaries or affiliates in excess of $250,000.00 at any time outstanding other than such loans or advances made pursuant to agreements existing as of March 28, 1996 or such loans or advances made in the normal course of business (on an arm's length basis);

         (p) Section 11.01(l) is amended in its entirety so that such Section now reads as follows:

                          (l)(i) purchase, redeem or retire any of its stock (other than redemptions or repurchases or stock as part of any employee benefit plan so long as the aggregate amount of such redemptions and repurchases does not exceed $500,000.00); or
                 (ii) pay any dividends or other distributions to its shareholders in excess of $100,000.00 per fiscal year;

         (q) Exhibit D to the Loan Agreement is amended by adding thereto the liens and encumbrances described on Exhibit D-1 attached hereto.

         2. The Bank hereby agrees to release Frederick D. Sancilio and James L. Waters from all of their respective obligations under all guarantees previously executed by them with respect to the transactions evidenced by the Loan Agreement.

         3.      The Borrower hereby represents and warrants that:

                 a.       the "Representation and Warranties" set forth in
         Article IX of the Loan Agreement, as amended, are true and correct as of the date of this Second Amendment;

                 b. the Borrower is not in default of the Loan Agreement or the other Loan Documents (as defined in the Loan Agreement) and no event or condition exists under the Loan Agreement or the other Loan Documents that, but for the giving of notice or lapse of time or both, would result in such a default as of the date of this Second Amendment.

         4. Except as modified hereby, all of the terms and provisions of the Loan Agreement (and Exhibits) remain in full force and effect.

         5. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original.

         6. This Second Amendment and the Loan Agreement, as amended hereby, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized corporate officers as of the day and year first above written.

                                        APPLIED ANALYTICAL INDUSTRIES, INC.
ATTEST:


By: /s/ R. Forrest Waldon               By:    /s/ Frederick D. Sancilio
   ----------------------------------          ---------------------------------

Title: Secretary                        Title: President
      -------------------------------          ---------------------------------




                                        NATIONSBANK, N.A.

                                        By:    /s/ Mary J. Rogers
                                               ---------------------------------

                                        Title: Assistant Vice President
                                               ---------------------------------

NationsBank of North Carolina, N.A.
P.O. Box 1290
Wilmington, NC 28402-1290
Tel 919 763-9951
Fax 919 251-5317

NationsBank

June 3, 1996

Mr. Charlie Deignan
Applied Analytical Industries, Inc.
5051 New Centre Drive
Wilmington, North Carolina 28403

Dear Mr. Deignan:

NationsBank, N.A. has agreed to extend the maturity date of revolving notes 455 and 497 from May 31, 1996 for 90 days to August 31, 1996 in order to have time to approximately review AAI's 1995 audited statements upon receipt.

If you have any questions regarding this extension, please do not hesitate to contact me.

Sincerely,


/s/ Caroline Parris
- ----------------------------
Caroline Parris
Commercial Loan Officer

                      ESTOPPEL AND MODIFICATION AGREEMENT

      We hereby certify that the note of APPLIED ANALYTICAL INDUSTRIES, INC. to NationsBank, N.A. (Carolinas) now known as NationsBank, N.A. dated May 31, 1995, in the original amount of $3,000,000.00, secured by Accounts Receivable & Inventory, is a valid and subsisting obligation of the undersigned maker(s) to the extent of $Zero Balance, the balance of the principal due thereon, with interest from and after May 3, 1996; that there are no defenses or offsets against the same and that the maturity and time of payment of the balance due on said note has been modified with the consent of the undersigned so that the remainder of the principal and interest will be due in the following manner:

Maturity date is extended to August 31, 1996.

All other terms and conditions remain the same.

                      WITNESS my/our hand(s) and seals this 3 day of June, 1996.



                                                                      (SEAL)
                            By: /s/ Mark P. Colonnese
                                ----------------------------------------------
                                Mark P. Colonnese, Vice President and Treasurer




                                                                      (SEAL)
                                --------------------------------------------

                      ESTOPPEL AND MODIFICATION AGREEMENT

       We hereby certify that the note of APPLIED ANALYTICAL INDUSTRIES, INC. to NationsBank, N.A. (Carolinas) now known as NationsBank, N.A. dated May 31,
1995, in the original amount of $2,000,000.00, secured by Accounts Receivable & Inventory, is a valid and subsisting obligation of the undersigned maker(s) to the extent of $Zero Balance, the balance of the principal due thereon, with interest from and after May 21, 1996; that there are no defenses or offsets against the same and that the maturity and time of payment of the balance due on said note has been modified with the consent of the undersigned so that the remainder of the principal and interest will be due in the following manner:

Maturity date is extended to August 31, 1996.

All other terms and conditions remain the same.

                      WITNESS my/our hand(s) and seals this 3 day of June, 1996.



                                                                      (SEAL)
                            By: /s/ Mark P. Colonnese
                                ----------------------------------------------
                                Mark P. Colonnese, Vice President and Treasurer




                                                                      (SEAL)
                                --------------------------------------------